                                                                    EXHIBIT 99.1

BANCTEC.
    IMMEDIATE
   RELEASE.

BancTec Announces Definitive Agreement to Merge with Welsh, Carson, Anderson &
                                Stowe Affiliate

     DALLAS, April 5 /PRNewswire/ -- BancTec, Inc. (NYSE: BTC) today announced that it has signed a definitive agreement to merge with a corporation formed by Welsh, Carson, Anderson & Stowe (WCAS), a leading New York - based private investment firm.

     The transaction is valued at an estimated $525 million, including BancTec's current indebtedness of approximately $150 million.

     BancTec will continue to operate as an independent company under its current name and management. The company's Board of Directors unanimously approved the transaction.

     Under the terms of the merger agreement, approximately 97% of BancTec common stock will be converted into the right to receive $18.50 in cash per share. BancTec's current stockholders will retain the remaining shares, which will be approximately 6.5% of the post-merger common stock. There are approximately 19,460,000 million shares of BancTec common stock currently outstanding.

     WCAS has agreed to seek an independent third party investor to buy an estimated 6.5% of the Company's post-merger common stock. If WCAS arranges for such an investor to make such a purchase, BancTec's current shareholders will receive $18.50 in cash for 100% of their shares. The transaction is structured to be accounted for as a recapitalization.

     The merger is expected to be completed during the third quarter of 1999 and is subject to approval by BancTec's shareholders, the expiration of the applicable waiting period under the Hart-Scott-Rodino Act and other customary conditions.

     A special meeting of BancTec's shareholders will take place as soon as practical following approval of proxy materials by the Securities and Exchange Commission.

     In the event the merger agreement is terminated under certain circumstances, BancTec has agreed to pay WCAS a termination fee of $12 million.

     The investment firm Goldman Sachs & Co. served as financial advisor to the BancTec Board of Directors. WCAS was advised by Chase Securities Inc.

     Founded in 1979, WCAS currently manages over $7 billion in private equity capital and focuses primarily on the information services and healthcare industries.


                                     (more)

                        [LOGO OF BANCTEC(R) APPEARS HERE]

               ENTERPRISING SOLUTIONS THAT KEEP BUSINESS MOVING

     BancTec is a worldwide systems integration and services company specializing in transaction management solutions for the banking, financial services, insurance, healthcare, government, utility, telecommunications and retail industries. The company is also a leading provider of computer and network services for major computer companies, government and corporate customers. BancTec employs more than 4,000 people worldwide and is headquartered in Dallas, Texas.

SOURCE BancTec, Inc.
   -0-                                                 04/05/98
   /CONTACT:  Susan Seiter, Investor Relations of BancTec, Inc.,
972-341-4904/
(BTC)

                                      -0-